Exhibit 99.1

OnDeck Reports Fourth Quarter and Full Year 2015 Financial Results

Achieves Record Origination Volume and Gross Revenue
NEW YORK, February 22, 2016 /PRNewswire/ -- OnDeck® (NYSE:ONDK), the leader in online lending for small business, today announced fourth quarter 2015 financial results highlighted by record originations, record gross revenue and strong credit performance. For the full year of 2015, OnDeck loaned over $1.9 billion to small businesses in the U.S., Canada and Australia, increased gross revenue 61% year-over-year and improved its bottom-line compared to 2014.
"OnDeck delivered a strong performance during the fourth quarter of 2015, achieving several key strategic and financial milestones and wrapping up a year where we solidified our leadership in online small business lending and achieved record financial results,” said Noah Breslow, OnDeck's chief executive officer. “In the fourth quarter total originations grew 51% year-over-year, powered by continued momentum in our Direct and Strategic Partner channels and demonstrating the appeal of OnDeck's complete credit solution and loyalty benefits to qualified small businesses. Also during the fourth quarter, OnDeck announced a strategic relationship with JPMorgan Chase, through which the OnDeck Score and OnDeck’s integrated technology platform will help underwrite and service loans to qualified Chase small business customers. We believe these achievements validate OnDeck's expertise in online small business lending, reinforce our market leadership and position our company well for continued high quality growth in the years to come."

Financial Highlights

•	Gross revenue was a record $67.6 million for the quarter, up 34% from the prior year period.

•	Net revenue was $42.3 million for the quarter, up 67% from the prior year period.

•	Adjusted EBITDA* was $0.3 million for the quarter, compared to $0.6 million in the prior year period.

•	Adjusted Net Loss* was $1.1 million for the quarter, compared to $0.8 million in the prior year period.

•	GAAP net loss attributable to On Deck Capital, Inc. common stockholders was $4.6 million for the quarter, compared to a net loss of $7.3 million in the prior year period.

Key Business Highlights

•	Origination volume increased to a record $557 million for the quarter, reflecting 51% growth over the prior year period.

•
OnDeck announced a strategic relationship with JPMorgan Chase and signed an agreement establishing the parameters under which OnDeck will help Chase address the needs of its 4 million small business customers through the use of the OnDeck Score® and OnDeck's integrated technology platform.

•	OnDeck launched operations in Australia and established a referral partnership with Commonwealth Bank of Australia, the largest of Australia's big four banks.

•
A record $201.9 million[1] of loans were sold through OnDeck Marketplace®, OnDeck’s institutional investor loan purchase platform. These loan sales were executed at a 9.0% Gain on Sale Rate and constituted 40% of term loan originations during the fourth quarter of 2015.

“OnDeck generated record originations and gross revenue during the fourth quarter of 2015," said Howard Katzenberg, OnDeck's chief financial officer. "Double-digit sequential growth in total originations was powered by strong production in all three of our distribution channels. The increase in gross revenue was primarily driven by further scaling of OnDeck Marketplace at strong gain on sale rates and higher servicing fee revenue. These factors, in combination with the continued improvement in the credit quality of our originations, led to solid net revenue and Adjusted EBITDA for the period. As we look towards 2016, we are confident in the many growth drivers of our business as well as the fundamental drivers of operating leverage."

Review of Financial Results for the Fourth Quarter of 2015
Originations grew to $557 million during the fourth quarter of 2015, up 51% from the comparable prior year period and 15% sequentially. Originations growth over the prior year primarily reflected strength in the company's Direct and Strategic Partner channels which collectively increased 69% over the prior year period and 11% sequentially.

Gross revenue increased to $67.6 million during the fourth quarter of 2015, up 34% from the comparable prior year period. The increase in gross revenue was primarily due to growth in outstanding loan balances as well as increased volume sold through OnDeck Marketplace with higher gain on sale rates and servicing fees. The Effective Interest Yield for the fourth quarter of 2015 was 35.7%, down from 38.7% in the comparable prior year period, reflecting the continued mix shift to lower cost distribution channels, an increase in average term loan length over the period, and OnDeck’s continuing efforts to lower pricing and origination fees for repeat loan customers. Reflecting these trends, as planned and executed, the average APR of loans originated in the fourth quarter was 41.4%, a decline from 51.2% in the prior year period.

Net revenue increased to $42.3 million during the fourth quarter of 2015, up 67% from the comparable prior year period. Net revenue margin increased to 62.6% during the fourth quarter of 2015 from 50.3% in the prior year period, principally due to a lower provision for loan losses.

The Cost of Funds Rate during the fourth quarter of 2015 increased to 5.8% of Average Funding Debt Outstanding, up from 5.1% in the comparable prior year period. The increase reflected an early termination fee due to the company's voluntary closure of the Class B tranche of the company's Deutsche Bank facility as well as unused fees relating to the company's expanded credit facility capacity in 2015. This early termination fee resulted in a 20 basis point increase in the Cost of Funds Rate in the fourth quarter of 2015.

Provision for loan losses during the fourth quarter of 2015 decreased to $20.0 million, down from $20.4 million in the comparable prior year period. The Provision Rate in the fourth quarter of 2015 was 5.6% compared to 6.7% in the comparable prior year period. The decline in the Provision Rate was primarily due to an improvement in the quality of new originations.

Operating expenses were $47.4 million during the fourth quarter of 2015, up 73% over the comparable prior year period as OnDeck continued investing in growth, increasing its investment in customer acquisition marketing, expanding its technology and analytics teams, and incurring additional general and administrative expenses related to operating as a public company.

Adjusted EBITDA was $0.3 million for the quarter, versus $0.6 million in the comparable prior year period.

Adjusted Net Loss was $1.1 million, or $0.02 per basic and per diluted share, for the quarter versus a loss of $0.8 million, or $0.01 per basic and diluted share, in the comparable prior year period.

OnDeck had GAAP net loss attributable to On Deck Capital, Inc. common stockholders of $4.6 million, or $0.07 per basic and diluted share, for the quarter which compares to GAAP net loss attributable to On Deck Capital, Inc. common stockholders of $7.3 million, or $0.13 per basic and diluted share, in the comparable prior year period.

Guidance for First Quarter and Full Year 2016
OnDeck provided the following guidance for the three months ending March 31, 2016 and full year ending December 31, 2016.

First Quarter 2016

•	Gross revenue between $66 million and $69 million.

•	Adjusted EBITDA between negative $3 million and negative $5 million.

Full Year 2016

•	Gross revenue between $320 million and $328 million, assuming year-over-year growth in total originations of between 45% to 50% and Marketplace sales between 35% and 45% of term loan originations.

•	Adjusted EBITDA between $10 million and $14 million.

Conference Call
OnDeck will host a conference call to discuss fourth quarter 2015 financial results on February 22, 2016 at 5:00 PM ET. Hosting the call will be Noah Breslow, Chief Executive Officer, and Howard Katzenberg, Chief Financial Officer. The conference call can be accessed toll free by dialing (877) 201-0168 for calls within the U.S., or by dialing (647) 788-4901 for international calls. The conference ID is 24991123. A live webcast of the call will also be available at https://investors.ondeck.com under the Press & Events menu.

About OnDeck
OnDeck (NYSE: ONDK) is the leader in online small business lending. Since 2007, the company has powered Main Street’s growth through advanced lending technology and a constant dedication to customer service. OnDeck’s proprietary credit scoring system - the OnDeck Score® - leverages advanced analytics, enabling OnDeck to make real-time lending decisions and deliver capital to small businesses in as little as 24 hours. OnDeck offers business owners a complete financing solution, including the online lending industry’s widest range of term loans and lines of credit. To date, the company has deployed over $4 billion to more than 45,000 customers in 700 different industries across the United States, Canada and Australia. OnDeck has an A+ rating with the Better Business Bureau and operates the educational small business financing website BusinessLoans.com. For more information, please visit www.ondeck.com.

*About Non-GAAP Financial Measures
This press release and its attachments include Adjusted EBITDA and Adjusted Net Income (Loss), which are financial measures not calculated or presented in accordance with United States generally accepted accounting principles, or GAAP. We believe these non-GAAP measures provide useful supplemental information for period-to-period comparisons of our business and can assist investors and others in understanding and evaluating our operating results. However, these non-GAAP measures should not be considered in isolation or as an alternative to any measures of financial performance calculated and presented in accordance with GAAP. Other companies may calculate these or similarly titled non-GAAP measures differently than we do. See “Non-GAAP Reconciliation” later in this press release for a description of these non-GAAP measures and a reconciliation to the most directly comparable financial measures prepared in accordance with GAAP.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as "will,” “enables,” “expects,” “allows,” “continues,” “believes," "anticipates," "estimates" or similar expressions. These include statements regarding guidance on Marketplace sales for the full year 2016 and gross revenue, total originations and Adjusted EBITDA for the first quarter and full year 2016. Forward-looking statements are neither historical facts nor assurances of future performance. They are based only on our current beliefs, expectations and assumptions regarding the future of our business, anticipated events and trends, the economy and other future conditions. As such, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and in many cases outside our control. Therefore, you should not rely on any of these forward-looking statements. Our expected results may not be achieved, and actual results may differ materially from our expectations. Factors that could cause or contribute to actual results to differing from our forward-looking statements include risks relating to: our ability to attract potential customers to our platform; the degree to which potential customers apply for, are approved for and actually borrow from us; our future financial performance, including our expectations regarding our revenue, cost of revenue, net profit or net margin, operating expenses, ability to generate cash flow, and ability to achieve, and maintain, future profitability; anticipated trends, growth rates and challenges in our business and in the markets in which we operate; the ability of our customers to repay loans; our continuing efforts to implement certain additional compliance measures related to our funding advisor channel and their potential impact; changes in product distribution channel mix; our ability to anticipate market needs and develop new and enhanced products and services to meet those needs; interest rates and origination fees on loans; maintaining and expanding our customer base; the impact of increased competition in our industry and innovation by our competitors; our anticipated growth and growth strategies, including through the possible introduction of new products and the possible expansion in existing or new international markets, and our ability to effectively manage that growth and our expenses; our ability to sell our products and expand; our reputation and possible adverse publicity about us or our industry; the availability and cost of our funding; our failure to anticipate or adapt to future changes in our industry; our ability to hire and retain necessary qualified employees to expand our operations; the impact of any failure of our solutions; our reliance on our third-party service providers; the evolution of technology affecting our products, services and markets; our compliance with applicable local, state and federal laws, rules and regulations and their application and interpretation, whether existing, modified or new; our ability to adequately protect our intellectual property; the effect of litigation or other disputes to which we are or may be a party; the increased expenses and administrative workload associated with being a public company; failure to maintain an effective system of internal controls necessary to accurately report our financial results and prevent fraud; our liquidity and working capital requirements; the estimates and estimate methodologies used in preparing our consolidated financial statements; the future trading prices of our common stock, the impact of securities analysts’ reports and shares eligible for future sale on these prices; and our ability to prevent or discover security breaks, disruption in service and comparable events that could compromise the personal and confidential information held in our data systems, reduce the attractiveness of the platform or adversely impact our ability to service the loans; and other risks, including those described in our Annual Report on Form 10-K for the year ended December 31, 2014 and in other documents that we file with the Securities and Exchange Commission from time to time which are or will be available on the Commission’s website at www.sec.gov. Except as required by law, we undertake no duty to update the information in this press release.

Investor Contact:
Kathryn Harmon Miller
646.558.7860
kmiller@ondeck.com

Media Contact:
Miranda Eifler
917.677.7112
meifler@ondeck.com
OnDeck, the OnDeck logo, OnDeck Score and OnDeck Marketplace are trademarks of On Deck Capital, Inc.
SOURCE On Deck Capital, Inc.

On Deck Capital, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31, 2015	December 31, 2014
Assets
Cash and cash equivalents	$159,822	$220,433
Restricted cash	38,463	29,448
Loans held for investment	552,742	504,107
Less: Allowance for loan losses	(53,311)	(49,804)
Loans held for investment, net	499,431	454,303
Loans held for sale	706	1,523
Deferred debt issuance costs	4,227	5,374
Property, equipment and software, net	26,187	13,929
Other assets	20,416	4,622
Total assets	$749,252	$729,632
Liabilities and equity
Liabilities:
Accounts payable	$2,701	$4,065
Interest payable	757	819
Funding debt	380,112	387,928
Corporate debt	2,700	12,000
Accrued expenses and other liabilities	33,560	14,215
Total liabilities	419,830	419,027
Stockholders’ equity (deficit):
Common stock—$0.005 par value, 1,000,000,000 shares authorized and 73,107,848 and 72,069,768 shares issued and 70,060,208 and 69,031,719 outstanding at December 31, 2015 and 2014, respectively	366	360
Treasury stock—at cost	(5,843)	(5,656)
Additional paid-in capital	457,003	442,969
Accumulated deficit	(128,341)	(127,068)
Accumulated other comprehensive loss	(372)	—
Total On Deck Capital, Inc. stockholders' equity	322,813	310,605
Noncontrolling interest	6,609	—
Total equity	329,422	310,605
Total liabilities and equity	$749,252	$729,632

On Deck Capital, Inc.
Unaudited Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2015	2014	2015	2014
Revenue:
Interest income	$47,477	$45,402	$195,048	$145,275
Gain on sales of loans	18,176	4,254	53,354	8,823
Other revenue	1,946	835	6,365	3,966
Gross revenue	67,599	50,491	254,767	158,064
Cost of revenue:
Provision for loan losses	19,998	20,421	74,863	67,432
Funding costs	5,302	4,669	20,244	17,200
Total cost of revenue	25,300	25,090	95,107	84,632
Net revenue	42,299	25,401	159,660	73,432
Operating expense:
Sales and marketing	17,072	11,402	60,575	33,201
Technology and analytics	12,749	6,042	42,653	17,399
Processing and servicing	3,983	2,302	13,053	8,230
General and administrative	13,583	7,712	45,304	21,680
Total operating expense	47,387	27,458	161,585	80,510
Loss from operations	(5,088)	(2,057)	(1,925)	(7,078)
Other expense:
Interest expense	(56)	(124)	(306)	(398)
Warrant liability fair value adjustment	—	(2,110)	—	(11,232)
Total other expense	(56)	(2,234)	(306)	(11,630)
Loss before provision for income taxes	(5,144)	(4,291)	(2,231)	(18,708)
Provision for income taxes	—	—	—	—
Net loss	(5,144)	(4,291)	(2,231)	(18,708)
Accretion of dividends on redeemable convertible preferred stock	—	(3,057)	—	(12,884)
Net loss attributable to noncontrolling interest	500	—	958	—
Net loss attributable to On Deck Capital, Inc. common stockholders	$(4,644)	$(7,348)	$(1,273)	$(31,592)
Net loss per share attributable to On Deck Capital, Inc. common shareholders:
Basic and diluted	$(0.07)	$(0.13)	$(0.02)	$(0.60)
Weighted-average common shares outstanding:
Basic and diluted	69,915,114	57,417,188	69,545,238	52,556,998

Supplemental Information

Key Performance Metrics
(in thousands, except percentage data)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2015	2014	2015	2014
Originations[2]	$556,766	$369,445	$1,874,438	$1,157,751
Unpaid Principal Balance[3]	$543,790	$490,563	$543,790	$490,563
Average Loans[4]	$532,567	$468,749	$527,916	$359,652
Loans Under Management[5]	$890,351	$571,759	$890,351	$571,759
Effective Interest Yield[6]	35.7%	38.7%	36.9%	40.4%
Marketplace Gain on Sale Rate[7]	9.0%	6.4%	8.6%	6.1%
Average Funding Debt Outstanding[8]	$365,648	$367,566	$377,199	$279,307
Cost of Funds Rate[9]	5.8%	5.1%	5.4%	6.2%
Provision Rate[10]	5.6%	6.7%	5.8%	6.6%
Reserve Ratio[11]	9.8%	10.2%	9.8%	10.2%
15+ Day Delinquency Ratio[12]	6.6%	7.3%	6.6%	7.3%

Marketplace Gain on Sale Rate[7]	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Gain on sales of loans(a)	$18,176	$4,254	$53,354	$8,823
Carrying value of loans sold	$201,920	$66,282	$617,682	$145,249
Marketplace Gain on Sale Rate(a)	9.0%	6.4%	8.6%	6.1%
(a) Three and twelve months ended December 31, 2015 includes amounts resulting from transfers of financial assets and changes in inputs or assumptions used in valuation model as shown in the following table.

Activity in Servicing Rights	Three Months Ended December 31, 2015		Twelve Months Ended December 31, 2015
Fair value at the beginning of period	$2,252		$—
Addition:
Servicing resulting from transfers of financial assets	2,164		3,708
Changes in fair value:
Change in inputs or assumptions used in the valuation model	79		1,051
Other changes in fair value(b)	(1,006)		(1,270)
Fair value at the end of period	$3,489		$3,489
(b) Represents changes due to collection of expected cash flows through December 31, 2015.

Marketplace Originations as Percent of Term Loan Originations	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Marketplace originations	$198,668	$63,593	$584,936	$140,578
Origination of term loans	$499,407	$345,004	$1,703,617	$1,100,957
Marketplace originations as percent of term loan originations	39.8%	18.4%	34.3%	12.8%

Activity in Loan Held for Investment Balances	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Unpaid Principal Balance beginning of period	$504,314	$422,050	$490,563	$215,966
+ Total originations(c)	556,766	369,445	1,874,438	1,157,751
+ Loans transferred from loans held for sale to loans held for investment and loan purchases	186	—	1,534	—
- Marketplace originations	(198,668)	(63,593)	(584,936)	(140,578)
- Sales of other loans(d)	—	—	(32,783)	—
- Net charge-offs	(19,274)	(10,373)	(71,356)	(37,071)
- Principal paid down(c)(e)	(299,534)	(226,966)	(1,133,670)	(705,505)
Unpaid Principal Balance end of period	543,790	490,563	543,790	490,563
+ Net deferred origination costs	8,952	13,544	8,952	13,544
Loans held for investment	552,742	504,107	552,742	504,107
- Allowance for loan losses	(53,311)	(49,804)	(53,311)	(49,804)
Loans held for investment, net	$499,431	$454,303	$499,431	$454,303
(c) Includes Unpaid Principal Balance of term loans rolled into new originations of $71.7 million and $52.9 million in the three months ended December 31, 2015 and 2014, respectively, and $265.9 million and $158.9 million for the twelve months ended December 31, 2015 and 2014, respectively.

(d) Includes loans sold that were previously designated as held for investment in at least one fiscal quarter prior to the quarter in which they were sold.
(e) Excludes principal that was paid down related to renewed loans sold in the period which were designate as held for investment in the amount of $2.8 million and $0, in the three months ended December 31, 2015 and 2014, respectively, and $4.8 million and $0 for the twelve months ended December 31, 2015 and 2014, respectively.

Activity in the Allowance for Loan Losses	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Allowance for loan losses beginning of period	$52,587	$39,756	$49,804	$19,443
+ Provision for loan losses(e)	19,998	20,421	74,863	67,432
- Net charge-offs	(19,274)	(10,373)	(71,356)	(37,071)
Allowance for loan losses end of period	$53,311	$49,804	$53,311	$49,804
(e) Excludes provision of $1.0 million and $1.1 million for the three months ended December 31, 2015 and 2014, respectively, and $2.9 million and $1.3 million for the twelve months ended December 31, 2015 and 2014, respectively, in each case for unfunded loan commitments. The provision for unfunded loan commitments is included in general and administrative expense.

Supplemental Information

Non-GAAP Reconciliation13
(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2015	2014	2015	2014
Net income (loss)	$(5,144)	$(4,291)	$(2,231)	$(18,708)
Interest expense	56	124	306	398
Income tax expense	—	—	—	—
Depreciation and amortization	1,886	1,223	6,508	4,071
Stock-based compensation	3,517	1,395	11,582	2,842
Warrant liability fair value adjustment	—	2,110	—	11,232
Adjusted EBITDA[14]	$315	$561	$16,165	$(165)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net income (loss)	$(5,144)	$(4,291)	$(2,231)	$(18,708)
Net loss attributable to noncontrolling interest	500	—	958	—
Stock-based compensation	3,517	1,395	11,582	2,842
Warrant liability fair value adjustment	—	2,110	—	11,232
Adjusted Net Income (Loss)[15]	$(1,127)	$(786)	$10,309	$(4,634)
Adjusted Net Income (Loss) per share16:
Basic	$(0.02)	$(0.01)	$0.15	$(0.09)
Diluted	$(0.02)	$(0.01)	$0.14	$(0.09)
Weighted-average common shares outstanding:
Basic	69,915,114	57,417,188	69,545,238	52,556,998
Diluted	69,915,114	57,417,188	75,353,410	52,556,998

Stock-based Compensation	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Sales and marketing	$901	$361	$3,081	$686
Technology and analytics	632	249	2,351	539
Processing and servicing	245	93	775	219
General and administrative	1,739	692	5,375	1,398
Total stock-based compensation	$3,517	$1,395	$11,582	$2,842

Supplemental Channel Information

Quarterly Origination Channel Distribution

	Three Months Ended December 31,
Percentage of originations (number of loans17)	2015	2014
Direct & Strategic Partner	79.9%	74.5%
Funding Advisor	20.1%	25.5%
Percentage of originations (dollars)
Direct & Strategic Partner	72.4%	64.6%
Funding Advisor	27.6%	35.4%

Supplemental Historical Key Performance Metrics
Revised to Conform to 2016 Presentation
(in thousands, except percentage data)

Beginning with the quarter ending March 31, 2016, the Company is refining the calculation of Effective Interest Yield and certain related definitions to reflect the substantial growth and impact of OnDeck Marketplace and to present Effective Interest Yield on a business day adjusted basis. In addition, effective January 1, 2016, the company is adopting a new GAAP requirement regarding the presentation of debt issuance costs18. In preparation for these changes and to enhance comparability of prior periods, the following table contains the relevant Key Performance Metrics (1) as originally presented historically and (2) as revised to conform to the pending adoption of the 2016 calculation methodology and the retrospective application of the new GAAP requirement regarding the presentation of debt issuance costs.

	Three Months Ended Three Months Ended
	Dec. 31, 2015	Sept. 30, 2015	June 30, 2015	March 31, 2015
Average Loans
Historical[4]	$532,567	$513,156	$535,170	$530,264
Revised[19]	$564,771	$541,151	$550,451	$534,506
Effective Interest Yield
Historical[6]	35.7%	37.9%	37.6%	36.7%
Revised[20]	34.2%	34.8%	35.9%	37.6%
Average Funding Debt Outstanding
Historical[8]	$365,648	$359,784	$383,386	$393,159
Revised[21]	$364,404	$351,675	$363,853	$385,611
Cost of Funds Rate
Historical[9]	5.8%	5.7%	5.0%	5.1%
Revised[22]	5.8%	5.8%	5.2%	5.2%

Notes:
1 Amounts represent carrying value of loans sold, which includes both unpaid principal balance sold and the remaining carrying value of the net deferred origination costs.
2 Originations represent the total principal amount of the term loans we made during the period, plus the total amount drawn on lines of credit during the period. Many of our repeat customers renew their loans before their existing loan is fully repaid. In accordance with industry practice, originations of such repeat loans are calculated as the full renewal loan principal, rather than the net funded amount, which is the renewal loan’s principal net of the unpaid principal balance on the existing loan. Loans referred to, and funded by, our issuing bank partners and later purchased by us are included as part of our originations.
3 Unpaid Principal Balance represents the total amount of principal outstanding for term loans held for investment and amounts outstanding under lines of credit at the end of the period. It excludes net deferred origination costs, allowance for loan losses and any loans sold or held for sale at the end of the period.
4 Average Loans for the period is the average of loans held for investment as of the beginning of the period and as of the end of each quarter in the period.
5 Loans Under Management represents the Unpaid Principal Balance plus the amount of principal outstanding for loans held for sale, excluding net deferred origination costs, plus the amount of principal outstanding of term loans we serviced for others at the end of the period.
6 Effective Interest Yield is the rate of return we achieve on loans outstanding during a period. For full years, it is calculated as our interest income divided by Average Loans and for interim periods it is calculated as our annualized interest income for the period divided by Average Loans. Net deferred origination costs in loans held for investment consist of deferred origination fees and costs. Deferred origination fees include fees paid up front to us by customers when loans are funded and decrease the carrying value of loans, thereby increasing the Effective Interest Yield earned. Deferred origination costs are limited to costs directly attributable to originating loans such as commissions, vendor costs and personnel costs directly related to the time spent by the personnel performing activities related to loan origination and increase the carrying value of loans, thereby decreasing the Effective Interest Yield earned.
7Marketplace Gain on Sale Rate, or Gain on Sale Rate, equals our gain on sale revenue from loans sold through OnDeck Marketplace divided by the carrying value of loans sold, which includes both unpaid principal balance sold and the remaining carrying value of the net deferred origination costs. A portion of loans regularly sold through Marketplace are or may be loans which were initially designated as held for investment upon origination. The portion of such loans sold in a given period may vary materially dependent upon market conditions and other circumstances.
8 Funding debt outstanding is the debt that we incur to support our lending activities and does not include our corporate debt. Average Funding Debt Outstanding for the period is the average of the funding debt outstanding as of the beginning of the period and as of the end of each quarter in the period.
9 Cost of Funds Rate is our funding cost, which is the interest expense, fees, and amortization of deferred issuance costs we incur in connection with our lending activities across all of our debt facilities. For full years, it is calculated as our funding cost divided by Average Funding Debt Outstanding and for interim periods it is calculated as our annualized funding cost for the period divided by Average Funding Debt Outstanding.
10 Provision Rate equals the provision for loan losses divided by the new originations volume of loans held for investment, net of originations of sales of such loans within the period. Because we reserve for probable credit losses inherent in the portfolio upon origination, this rate is significantly impacted by the expectation of credit losses for the period’s originations volume. This rate may also be impacted by changes in loss expectations for loans originated prior to the commencement of the period. A portion of loans regularly sold through Marketplace are or may be loans which were initially designated as held for investment upon origination. The portion of such loans sold in a given period may vary materially depending upon market conditions and other circumstances.
11 Reserve Ratio is our allowance for loan losses as of the end of the period divided by the Unpaid Principal Balance as of the end of the period.
12 15+ Day Delinquency Ratio equals the aggregate Unpaid Principal Balance for our loans that are 15 or more calendar days past due as of the end of the period as a percentage of the Unpaid Principal Balance for such period. The Unpaid Principal Balance for our loans that are 15 or more calendar days past due includes loans that are paying and non-paying. The majority of our loans require daily repayments, excluding weekends and holidays, and therefore may be deemed delinquent more quickly than loans from traditional lenders that require only monthly payments. 15+ Day Delinquency Ratio is not annualized, but reflects balances as of the end of the period.
13 Due to the uncertainty regarding and variability of certain items that will affect our expected GAAP net income (loss) for the first quarter of 2016 and full year 2016, such as stock-based compensation, warrant revaluation and other items, we are currently unable to provide a reasonable estimate of our GAAP net income (loss) for these future periods or a corresponding reconciliation to GAAP net income (loss). Our GAAP net income (loss) for these future periods will be less favorable than our Adjusted EBITDA for these periods.
14 Adjusted EBITDA represents our net income (loss), adjusted to exclude interest expense associated with debt used for corporate purposes (rather than funding costs associated with lending activities), income tax expense, depreciation and amortization, stock-based compensation expense and warrant liability fair value adjustment. EBITDA is impacted by changes from period to period in the fair value of the liability related to preferred stock warrants. Management believes that adjusting EBITDA to eliminate the impact of the changes in fair value of these warrants is useful to analyze the operating performance of the business, unaffected by changes in the fair value of preferred stock warrants which are not relevant to the ongoing operations of the business. All such preferred stock warrants converted to common stock warrants upon initial our initial public offering in December 2014.
15 Adjusted Net Income (Loss) represents our net income (loss) adjusted to exclude net loss attributable to non-controlling interest, stock-based compensation expense and warrant liability fair value adjustment, each on the same basis and with the same limitations as described above for Adjusted EBITDA.
16 Adjusted Net Income (Loss) per share represents our net income (loss) adjusted to exclude net loss attributable to non-controlling interest, stock-based compensation expense and warrant liability fair value adjustment, each on the same basis and with the same limitations as described above for Adjusted EBITDA, divided by the weighted average common shares outstanding during the period. Adjusted Net Income (Loss) per share does not include the impact of accretion of dividends on redeemable convertible preferred stock or Series A and B preferred stock redemptions. All such preferred stock converted to common stock upon our initial public offering in December 2014.
17 Number of loans, or units, equals the total number of term loans funded, plus the total number of lines of credit drawn on for the first time during the period.
18 In April 2015, the Financial Accounting Standards Board issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs, which amends ASC 835-30, Interest - Imputation of Interest. ASU 2015-03 requires entities to reclassify the presentation of deferred debt issuance costs in their financial statements. Under the update to the accounting standard, an entity will be required to present such deferred costs on the balance sheet as a direct deduction from the related debt liability rather than as an asset. This accounting standard is effective beginning January 1, 2016 and is to be applied retrospectively.
19 Revised Average Loans for the period is the average of the sum of loans held for investment and loans held for sale as of the beginning of the month in the period and as of the end of each month in the period.
20 Revised Effective Interest Yield is the rate of return we achieve on loans outstanding during a period, which is our business day adjusted annualized interest income divided by Revised Average Loans. Annualization is based on 252 periods per year, which is weekdays per year less US Federal Reserve Bank holidays or the typical number of payment days for our loans over a calendar year. For the three months ended December 31, 2015, September 30, 2015, June 30, 2015 and March 31, 2015 annualization is based on business days of 62, 65, 64 and 61, respectively, and for full years it is calculated as our interest income divided by Average Loans. Net deferred origination costs in loans held for investment and in loans held for sale consist of deferred origination fees and costs. Deferred origination fees include fees paid up front to us by customers when loans are funded and decrease the carrying value of loans, thereby increasing the Revised Effective Interest Yield earned. Deferred origination costs are limited to costs directly attributable to originating loans such as commissions, vendor costs and personnel costs directly related to the time spent by the personnel performing activities related to loan origination and increase the carrying value of loans, thereby decreasing the Revised Effective Interest Yield earned.
21 Revised Average Funding Debt Outstanding is the debt that we incur to support our lending activities and does not include our corporate debt. Revised Average Funding Debt Outstanding for the period is the average of the funding debt outstanding as of the beginning of the period and as of the end of each month in the period. Additionally, in accordance with Financial Accounting Standards Board’s update to ASC 835-30, we will begin presenting deferred debt issuance costs on the balance sheet as a direct deduction from the carrying value of the associated debt staring in 2016. The calculation of Revised Average Funding Debt reflects historical funding debt outstanding balances that conform to the pending adoption of the 2016 accounting treatment for purposes of comparability.
22 Revised Cost of Funds Rate is our funding cost, which is the interest expense, fees, and amortization of deferred issuance costs we incur in connection with our lending activities across all of our debt facilities. For full years, it is calculated as our funding cost divided by Revised Average Funding Debt Outstanding and for interim periods it is calculated as our annualized funding cost for the period divided by Revised Average Funding Debt Outstanding.